Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the first quarter of 2024.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2024 equaled 38.1 MBoe/d, a decrease of 2% from the prior quarter; total production, including working-interest volumes, was 40.3 MBoe/d for the quarter.
•Net income for the first quarter was $63.9 million, and Adjusted EBITDA for the quarter totaled $104.1 million.
•Distributable cash flow was $96.4 million for the first quarter.
•Black Stone announced a distribution of $0.375 per unit with respect to the first quarter of 2024, representing a decrease of 21% from the common distribution paid for the fourth quarter of 2023. Distribution coverage for all units was 1.22x.
•No outstanding debt at the end of the first quarter; as of May 3, 2024, total debt remained at zero with approximately $89 million of cash on hand.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer and President, commented, "We previously announced the Company’s plan to decrease the first quarter 2024 distribution. We remain focused on disciplined capital management and staying the course of targeted, grass-roots mineral acquisitions that are accretive to our mineral positions in strategic basins. Because of decisions made by the Company in the past four years, we are well-positioned to stay focused on long-term decision-making, which we view as one of our most significant strategic advantages we have relative to our peers. With a comprehensive strategy focused on capital discipline, maintaining a strong balance sheet, thoughtful hedging and commercial strategy centered on organic growth, we are able to weather commodity price cycles for longer periods of time and stay focused on decisions that are best for the Company in the long term."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 38.1 MBoe/d (75% natural gas) for the first quarter of 2024, compared to 38.9 MBoe/d for the fourth quarter of 2023 and 36.8 MBoe/d for the first quarter of 2023. The decrease from the fourth quarter of 2023 was primarily driven by declines in the Permian.

Working-interest production for the first quarter of 2024 was 2.2 MBoe/d, representing the same volume generated in the quarter ended December 31, 2023, and a decrease of 8% from the quarter ended March 31, 2023. The continued decline year over year in working-interest volumes is consistent with the Company’s decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 40.3 MBoe/d (95% mineral and royalty, 75% natural gas) for the first quarter of 2024, compared to 41.1 MBoe/d and 39.3 MBoe/d for the quarters ended December 31, 2023 and March 31, 2023, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $30.87 for the quarter ended March 31, 2024. This is a decrease of 12% from $35.03 per Boe in the fourth quarter of 2023 and an 8% decrease from $33.47 in the first quarter of 2023.

Black Stone reported oil and gas revenue of $113.2 million (63% oil and condensate) for the first quarter of 2024, a decrease of 15% from $132.6 million in the fourth quarter of 2023. Oil and gas revenue in the first quarter of 2023 was $118.3 million.

The Company reported a loss on commodity derivative instruments of $11.3 million for the first quarter of 2024, composed of a $13.8 million gain from realized settlements and a non-cash $25.1 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $54.5 million and a gain of $52.3 million on commodity derivative instruments for the quarters ended December 31, 2023 and March 31, 2023, respectively.

Lease bonus and other income was $3.5 million for the first quarter of 2024. Lease bonus and other income for the quarters ended December 31, 2023 and March 31, 2023 was $3.8 million and $4.0 million, respectively.

The Company reported net income of $63.9 million for the quarter ended March 31, 2024, compared to net income of $147.6 million in the preceding quarter. For the quarter ended March 31, 2023, the Company reported net income of $134.4 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2024 was $104.1 million, which compares to $125.5 million in the fourth quarter of 2023 and $109.9 million in the first quarter of 2023. Distributable cash flow for the quarter ended March 31, 2024 was $96.4 million. For the quarters ended December 31, 2023 and March 31, 2023, distributable cash flow was $119.1 million and $104.1 million, respectively.

Financial Position and Activities

As of March 31, 2024, Black Stone Minerals had $40.5 million in cash, with no amounts drawn under its credit facility. At the beginning of May, the Company had approximately $89 million in cash, and no debt was outstanding under the credit facility.

Subsequent to quarter-end, Black Stone's borrowing base under the credit facility was reaffirmed at $580 million, and total commitments under the credit facility were maintained at $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

First Quarter 2024 Distributions

As previously announced, the Board approved a cash distribution of $0.375 for each common unit attributable to the first quarter of 2024. The quarterly distribution coverage ratio attributable to the first quarter of 2024 was approximately 1.22x. The distribution will be paid on May 17, 2024 to unitholders of record as of the close of business on May 10, 2024.

Activity Update

Rig Activity

As of March 31, 2024, Black Stone had 78 rigs operating across its acreage position, an increase relative to the 63 rigs on the Company's acreage as of December 31, 2023, and in line with the 78 rigs operating on the Company's acreage as of March 31, 2023. The higher rig count at the end of the first quarter compared to the fourth quarter was driven primarily by an increase in activity in the Midland/Delaware and was partially offset by a decrease in the Haynesville/Bossier.

Shelby Trough Development Update

A significant portion of Shelby Trough development in recent years has been performed by Aethon Energy (“Aethon”) under the two Joint Exploration Agreements (“JEAs”) between the Company and Aethon. The JEAs outline Aethon’s development obligations and other rights and obligations of each party related to the Company’s core mineral positions in San Augustine and Angelina counties in East Texas.

As announced on December 22, 2023, Black Stone received notice that Aethon was exercising the “time-out” provisions under these JEAs. When natural-gas prices fall below specified thresholds, Aethon may elect to temporarily suspend its drilling obligations for up to nine consecutive months and a maximum of 18 total months in any 48-month period. Aethon has not previously invoked the time-out provisions under the JEAs. We continue working closely with Aethon to finalize development plans going forward and assess the effect of the temporary suspension of drilling obligations, and we are analyzing the potential impacts to the Company on an ongoing basis.

In April 2024, Aethon began curtailing production volumes on a small number of producing wells. This temporary decrease is expected to amount to approximately 800 Boe/d. Additionally, Aethon has indicated that it intends to curtail these wells and delay the initial production of an additional 10 wells until the second half of the year, when natural gas prices are forecast to improve.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of the test program in the Brookeland Field demonstrated that modern completion technology has the potential to improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. To date, 30 wells with modern completions are being produced in the field.

Acquisition Activity

Black Stone’s commercial strategy since 2021 has been focused on attracting capital and securing drilling commitments on minerals already owned by the Company. Management made the decision to expand this growth strategy by adding to the Company’s mineral portfolio through strategic, targeted efforts primarily in the Gulf Coast region. In the first quarter of 2024 Black Stone acquired additional non-producing mineral and royalty interests totaling $23.0 million. Since March 31, 2024, the Company has acquired an additional $12.3 million of non-producing mineral and royalty interests, resulting in total acquisitions of $49.9 million since September 2023. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement our existing positions.

Guidance Update

Because the Company expects continued pressure on natural gas prices will result in production curtailments and delays in drilling and completion of new wells, Black Stone's total production guidance is being lowered to a range of 38.5 MBoe/d to 40.5 MBoe/d, from the previously disclosed range of 40.0 MBoe/d to 42.0 MBoe/d.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2024 and 2025. The Company's hedge position as of May 3, 2024 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
2Q24	570	$71.45
3Q24	570	$71.45
4Q24	570	$71.45
1Q25	555	$71.22
2Q25	555	$71.22
3Q25	555	$71.22
4Q25	555	$71.22

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q24	10,465	$3.55
3Q24	10,580	$3.55
4Q24	10,580	$3.55
1Q25	7,200	$3.39
2Q25	7,280	$3.39
3Q25	11,040	$3.45
4Q25	11,040	$3.45

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2024, which is expected to be filed on or around May 7, 2024.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2024 on Tuesday, May 7, 2024 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 343-5419 for domestic participants and (203) 518-9731 for international participants, the conference ID for the call is BSMQ124. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Evan Kiefer
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2024	2023

REVENUE
Oil and condensate sales	$71,224	$60,909
Natural gas and natural gas liquids sales	42,011	57,423
Lease bonus and other income	3,548	3,975
Revenue from contracts with customers	116,783	122,307
Gain (loss) on commodity derivative instruments	(11,290)	52,271
TOTAL REVENUE	105,493	174,578
OPERATING (INCOME) EXPENSE
Lease operating expense	2,432	2,668
Production costs and ad valorem taxes	13,038	12,667
Exploration expense	3	4
Depreciation, depletion, and amortization	11,639	11,147
General and administrative	14,090	12,648
Accretion of asset retirement obligations	317	245
TOTAL OPERATING EXPENSE	41,519	39,379
INCOME (LOSS) FROM OPERATIONS	63,974	135,199
OTHER INCOME (EXPENSE)
Interest and investment income	670	157
Interest expense	(629)	(814)
Other income (expense)	(88)	(99)
TOTAL OTHER EXPENSE	(47)	(756)
NET INCOME (LOSS)	63,927	134,443
Distributions on Series B cumulative convertible preferred units	(7,367)	(5,250)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$56,560	$129,193
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	56,560	129,193
	$56,560	$129,193
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.27	$0.62
Per common unit (diluted)	$0.27	$0.60
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	210,654	209,941
Weighted average common units outstanding (diluted)	210,654	224,910

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2024	2023

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	923	793
Natural gas (MMcf)[1]	16,470	16,452
Equivalents (MBoe)	3,668	3,535
Equivalents/day (MBoe)	40.3	39.3
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$77.17	$76.81
Natural gas ($/Mcf)[1]	2.55	3.49
Equivalents ($/Boe)	$30.87	$33.47
Revenue:
Oil and condensate sales	$71,224	$60,909
Natural gas and natural gas liquids sales[1]	42,011	57,423
Lease bonus and other income	3,548	3,975
Revenue from contracts with customers	116,783	122,307
Gain (loss) on commodity derivative instruments	(11,290)	52,271
Total revenue	$105,493	$174,578
Operating expenses:
Lease operating expense	$2,432	$2,668
Production costs and ad valorem taxes	13,038	12,667
Exploration expense	3	4
Depreciation, depletion, and amortization	11,639	11,147
General and administrative	14,090	12,648
Other expense:
Interest expense	629	814
Per Boe:
Lease operating expense (per working-interest Boe)	$12.22	$12.13
Production costs and ad valorem taxes	3.55	3.58
Depreciation, depletion, and amortization	3.17	3.15
General and administrative	3.84	3.58
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2024	2023

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$63,927	$134,443
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	11,639	11,147
Interest expense	629	814
Income tax expense (benefit)	135	147
Accretion of asset retirement obligations	317	245
Equity–based compensation	2,383	2,118
Unrealized (gain) loss on commodity derivative instruments	25,087	(38,986)
Adjusted EBITDA	104,117	109,928
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(5)
Cash interest expense	(361)	(559)
Preferred unit distributions	(7,367)	(5,250)
Distributable cash flow	$96,388	$104,114

Total units outstanding[1]	210,703	209,967
Distributable cash flow per unit	0.457	0.496
1 The distribution attributable to the three months ended March 31, 2024 is estimated using 210,702,620 common units as of May 3, 2024; the exact amount of the distribution attributable to the three months ended March 31, 2024 will be determined based on units outstanding as of the record date of May 10, 2024. Distributions attributable to the three months ended March 31, 2023 were calculated using 209,967,353 common units as of the record date of May 13, 2023.